SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported):    July 3, 2002
                                                     ------------



                               Hoenig Group Inc.
            ------------------------------------------------------
            (Exact Name of Registrant as Specified in Its Charter)





           Delaware                     0-19619             13-3625520
--------------------------------  -------------------  --------------------
(State or other jurisdiction          (Commission          (IRS Employer
   of incorporation)                  File Number)       Identification No.)

      Reckson Executive Park, 4 International Drive, Rye Brook, NY 10573
  ---------------------------------------------------------------------------
              (Address of principal executive offices) (Zip Code)



Registrants telephone number, including area code: 914-935-9000


                                      N/A
       ----------------------------------------------------------------
         (Former name or former address, if changed since last report)


ITEM 5.  OTHER EVENTS

         On July 2, 2002, Hoenig Group Inc. (the "Company"), Investment Technology Group, Inc., a Delaware corporation ("ITG"), and Indigo Acquisition Corp., a Delaware corporation ("Merger Sub"), entered into an amendment (the "Amendment") to the Agreement and Plan of Merger, dated as of February 28, 2002, by and among ITG, Hoenig and Merger Sub (as amended, the "Merger Agreement"). The Amendment provides for ITG's acquisition of Hoenig for approximately $105 million in cash, or $11.58 per Hoenig share. Of these amounts, $11.35 per share will be paid in cash at the closing of the merger and $0.23 per Hoenig share or approximately $2.4 million will be placed in escrow to fund the continued pursuit, on behalf of the Hoenig stockholders and option holders, of certain insurance claims relating to the $7.1 million loss at Hoenig's United Kingdom subsidiary, Hoenig & Company Limited ("Hoenig U.K.") that Hoenig announced on May 9, 2002 and other related claims. Hoenig and ITG previously had announced a purchase price of $115 million or $12.55 per share for the transaction. The Amendment is attached hereto as Exhibit 2.1 and is incorporated by reference herein and the foregoing is qualified in its entirety thereby.

         The purpose of the escrow, which will be administered by Hoenig representatives, is to fund the pursuit of Hoenig's claims against insurers and others relating to the unauthorized trading activities of a former employee of Hoenig U.K. In addition to the cash merger consideration, each holder of a share of Hoenig common stock or option to acquire Hoenig common stock at the time of completion of the merger pursuant to the Merger Agreement will receive a non-transferable, non-assignable right to receive a payment in cash of a pro rata amount of any future recovery on the claims, if any, net of expenses and taxes, plus any unused portion of the $2.4 million initial escrow funding. While Hoenig believes that it and its UK subsidiary have meritorious claims, there can be no assurance that these claims will result in any recovery for Hoenig stockholders and option holders or that any distribution will be made. The Escrow Agreement is attached hereto as Exhibit 99.1 and the Custodian and Paying Agent Agreement pursuant to which the escrow will be administered is attached hereto as Exhibit 99.2 and each is incorporated by reference herein and the foregoing is qualified in its entirety thereby.

         Also on July 2, 2002, the Company and ITG issued a press release regarding the signing of the Amendment which is attached as Exhibit 99.3 hereto and is incorporated by reference herein.

         Hoenig has established the close of business on July 17, 2002 as the record date for the special meeting of stockholders to vote on the acquisition by ITG, and the scheduled date of the special meeting of stockholders in August 26, 2002.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

       Exhibit 2.1 Amendment No. 1, dated July 2, 2002, to the Agreement and Plan of Merger dated February 28, 2002 by and among Hoenig Group Inc., Investment Technology Group, Inc. and Indigo Acquisition Corp.

       Exhibit 99.1 Escrow Agreement, dated July 2, 2002, by and among Hoenig Group Inc., Investment Technology Group, Inc., Hoenig & Company Limited and Fredric P. Sapirstein and Alan B. Herzog as members of the Contingent Payment Rights Committee.

       Exhibit 99.2 Custodian and Paying Agent Agreement dated July 2, 2002 by and among Hoenig Group Inc., Investment Technology Group, Inc., Hoenig & Company Limited, The Bank of New York as custodian and paying agent and Fredric P. Sapirstein and Alan B. Herzog as members of the Contingent Payment Rights Committee.

       Exhibit 99.3            Press release dated July 2, 2002



                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                           Hoenig Group Inc.


                                           By: /s/ Fredric P. Sapirstein
                                               ______________________________
                                               Name:  Fredric P. Sapirstein
                                               Title: Chief Executive Officer

Date:    July 3, 2002